Exhibit 10.1

NON-EXCLUSIVE LICENSE AGREEMENT

This NON-EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of August 12, 2008, by and between Interleukin Genetics, Inc., a Delaware corporation with an address of 135 Beaver Street, Waltham, MA 02452 (“ILI”), and Oral DNA Labs, Inc.  214 Overlook Circle, Suite 120, Brentwood, Tennessee 37027 (“Oral DNA”).  Each of ILI and Oral DNA is sometimes referred to individually herein as a “Party” and collectively as the “Parties.”

WHEREAS, ILI is the owner of or otherwise controls certain patents and technology related to its proprietary DNA-based PST® Genetic Risk Assessment Test that may be used for the identification of persons at risk for developing periodontis; and

WHEREAS, Oral DNA desires to obtain a non-exclusive license from ILI under such patents and technology to make, distribute, use and sell PST® Genetic Risk Assessment Tests for use in the Field; and

WHEREAS, ILI desires to grant such license to Oral DNA on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1 shall have the meanings specified.

1.1                                 “Affiliate” means, with respect to any Party, any Person that, directly or through one or more Affiliates, controls, or is controlled by, or is under common control with, such Party.  For purposes of this definition, “control” means (a) ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, (b) status as a general partner in any partnership, or (c) any other arrangement whereby a Person controls or has the right to control the board of directors of a corporation or equivalent governing body of an entity other than a corporation.

1.2                                 “Additional Testing Services” means the testing services other than the PST®, for which a payment for the testing services has been received by ILI or its Affiliate on samples sent by Oral DNA from PST® Patients to ILI or ILI designated subcontractors pursuant to Section 3.6.

1.3                                 “Aggregate Product Sales” means, with respect to a given period, the aggregate number of Licensed Products sold to a Patient or any Third Party (including without limitation any Provider) by Oral DNA over such period.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.4                                 “Applicable Laws” means Federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidance, guidelines or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity hereunder.

1.5                                 “Applicable Measurement Period” means the four-month period commencing on the first day of Calendar Month 21 (May 2010) and continuing through the last day of Calendar Month 24 (August 2010).

1.6                                 “Applicable Product Payment” means $[***] for each PST® Genetic Risk Assessment Test.

1.7                                 “Approved Patient” means a Patient who has completed an Informed Consent, submitted an Additional Sample to ILI via Oral DNA, and whose Additional Testing Services are derived solely from the Additional Sample sent from Oral DNA.

1.8                                 “Business Day” means a day on which banking institutions in New York, New York are open for business.

1.9                                 “Calendar Month” means the period beginning on the Effective Date and ending on the last day of the calendar month in which the Effective Date falls, and thereafter each successive calendar month thereafter.  For purposes of clarity, the first Calendar Month shall be referred to as “Calendar Month 1” (August 2008) and each successive Calendar Month shall be sequentially numbered as “Calendar Month 2”, “Calendar Month 3”, etc.

1.10                           “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.11                           “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.12                           “Commercially Reasonable Efforts” means, with respect to Oral DNA, the efforts and resources customarily used by similarly-sized companies with respect to a product or potential product of similar nature at a similar stage in its development or product life and of similar market potential, in view of conditions prevailing at the time, and evaluated taking into account all relevant factors, including the competitiveness of alternative products that are in the marketplace or under development, the patent and other proprietary position of the product, the profitability of the product and other technical, legal, marketing and competitive factors.

1.13                           “Confidential Information” means (a) with respect to ILI, all tangible embodiments of Licensed Technology and Licensed Patents; and (b) with respect to each Party, all information and Technology disclosed or provided by or on behalf of such Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or to any of the Receiving Party’s employees, consultants, Affiliates or sublicensees pursuant to or in connection with this Agreement; provided, that, none of the foregoing shall be Confidential Information if:  (i) as of

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the date of disclosure, it is known to the Receiving Party or its Affiliates as demonstrated by contemporaneous written documentation, other than by virtue of a prior confidential disclosure to such Receiving Party; (ii) as of the date of disclosure it is in the public domain, or it subsequently enters the public domain through no fault of the Receiving Party; (iii) it is obtained by the Receiving Party from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (iv) it is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party as demonstrated by contemporaneous written documentation.  For purposes of clarity, the terms of this Agreement shall constitute Confidential Information of each Party.

1.14                           “Control” or “Controlled” means with respect to Technology or Patent Rights, the possession by a Party of the right to grant a license or sublicense to such Technology or Patent Rights as provided herein without the payment of additional consideration to, and without violating the terms of any agreement or arrangement with, any Third Party and without violating any Applicable Laws.

1.15                           “Designated Senior Officer” means, with respect to a Party, the senior officer designated by such Party to have final decision making authority over Disputed Matters, which, unless otherwise specified, shall be each Party’s Chief Executive Officer.

1.16                           “Diagnosis” means (a) the determination or monitoring of (i) the presence or absence of a disease or genetic predisposition, (ii) the stage, progression or severity of a disease, (iii) the effect on a disease of a particular treatment, or (iv) the effect of a genetic predisposition (or lack thereof) on disease progression, treatment or recurrence; and/or (b) the selection of patients for a particular treatment with respect to a disease.

1.17                           “Effective Date” means the date first set forth above in the introductory paragraph to this Agreement.

1.18                           “Field” means all activities associated with the Diagnosis of periodontal disease.

1.19                           “First Commercial Sale” means, with respect to a Licensed Product in the Territory, the date on which the Licensed Product is first provided or performed.

1.20                           “Force Majeure Event” means any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government.

1.21                           “Improvement” means any enhancement, improvement or modification to the Licensed Technology or the Licensed Patent Rights that is conceived or reduced to practice by Oral DNA during the Term.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.22                           “Initial Marketing Activities” means the initial activities to be conducted by Oral DNA as set forth in the Marketing Plan, which shall include all training and ramp-up activities to be conducted with respect to Licensed Products.

1.23                           “Licensed Patent Rights” means any of the patents and patent applications described in Exhibit A attached hereto, and any divisional, continuation, continuation-in-part (to the extent that the continuation-in-part is entitled to the priority date of an initial patent or patent application which is the subject of this Agreement), reissue, reexamination, confirmation, revalidation, registration, patent of addition, renewal, extension or substitute thereof, or any patent issuing therefrom or any supplementary protection certificates related thereto.

1.24                           “Licensed Product” means any product that uses, incorporates, is comprised of, or contains a PST® Genetic Risk Assessment Test.

1.25                           “Licensed Technology” means any Technology Controlled by ILI at any time during the Term that is related to the PST® Genetic Risk Assessment Test and is necessary or useful for Oral DNA to exercise the license granted to it pursuant to Section 2.1.1.

1.26                           “Net Sales” means (a) the gross amount billed or invoiced by ILI or its Affiliates directly from Approved Patients or their payors in the Territory in connection with the providing by ILI or its Affiliates of Additional Testing Services, less the following deductions from such gross amounts absorbed or accrued with respect to such gross amounts:  (i) trade, cash and/or quantity discounts allowed and taken directly with respect to such services, or reflected in the invoiced amount; (ii) excise, sales and other consumption taxes (excluding taxes based on income) and custom duties imposed upon and paid directly by ILI with respect to the Additional Testing Services, to the extent included in the invoice price; (iii) freight, insurance and other transportation charges, to the extent included in the invoice price; and (iv) amounts repaid or credited by reason of returns, rejections, defects or recalls, chargebacks, retroactive price reductions, refunds and billing errors, or (b) the revenue received by ILI from Sublicensees in the Territory in connection with such Sublicensees providing Additional Testing Services.

1.27                           “Patent Rights” means all rights and interests in and to the issued patents and pending patent applications set forth in Exhibit A (including inventor’s certificates and utility models) in any country or jurisdiction within the Territory, including all provisionals, substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, applications pursuant to the Patent Cooperation Treaty and foreign counterparts of any of the foregoing.

1.28                           “Patient” means each individual who submits to testing using a Licensed Product.

1.29                           “Payment Term” means, with respect to each Licensed Product, the period beginning on the date of First Commercial Sale of such Licensed Product and continuing for so long as sales of Licensed Products are made by Oral DNA.

1.30                           “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

organization, including a government or political subdivision, department or agency of a government.

1.31                           “Promotional Materials” means all marketing, sales, promotional or other published literature used by Oral DNA in connection with the marketing, distribution and/or sale of Licensed Products in the Territory.

1.32                           “Provider” means any Third Party that provides or sells Licensed Products to customers on behalf of Oral DNA.

1.33                           “PST® Genetic Risk Assessment Test” means ILI’s proprietary genetic test covered by one or more Licensed Patent Rights that detects variations in certain Interleukin-1 genes in order to identify an individual’s predisposition for over-expression of inflammation and risk for periodontal disease.

1.34                           “Regulatory Approval” means any approval, license registration or authorization of any Regulatory Authority required for the manufacture, storage, importation, exportation, transport, testing or sale of a Licensed Product for use in the Field in the Territory.

1.35                           “Regulatory Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the development, distribution, importation, exportation, manufacture, production, storage, transport, testing or sale of a Licensed Product in the Territory.

1.36                           “Sublicensee” means any Third Party (other than an Affiliate) to which Oral DNA grants a sublicense pursuant to Section 2.1.2.

1.37                           “Technology” means, collectively, all inventions, discoveries, improvements, trade secrets and proprietary methods, whether or not patentable, including without limitation, macromolecular sequences, data, formulations, processes, techniques, know-how and results (including any negative results).

1.38                           “Territory” means metropolitan areas where Oral DNA maintains a sales representative and markets its primary testing services within the United States of America (including its territories and possessions).

1.39                           “Third Party” means any Person other than Oral DNA and ILI and their respective Affiliates.

Additional Definitions.  In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below:

Definition	Section

Additional Sample	3.5
Agreement	Recitals
Claims	9.1
Disclosing Party	1.13

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Disputed Matters	10.3.1
ILI	Recitals
ILI Indemnitees	9.2
Improvement Patent Rights	6.2.1(a)
Indemnified Party	9.3
Indemnifying Party	9.3
Informed Consent	3.5
Infringement	6.2.1(a)
Infringement Notice	6.2.1(a)
Losses	9.1
Marketing Plan	3.2
Oral DNA	Recitals
Oral DNA Indemnitees	9.1
Party/Parties	Recitals
Product Payments	4.1.1
PST® Result Reports	3.4
Receiving Party	1.13
Term	7.1
Third Party License	4.1.2
Third Party Product Payment	4.1.2
Withholding Taxes	4.4

2.                                      LICENSE GRANTS

2.1                                 License to Oral DNA.  Subject to the terms and conditions of this Agreement, ILI hereby grants to Oral DNA and its Affiliates a non-exclusive license, without the right to grant sublicenses, under the Licensed Patent Rights and Licensed Technology to make, distribute, use and sell Licensed Products within the Field and in the Territory.

2.2                                 Retained Rights of ILI.  Subject to the terms and conditions of this Agreement, ILI hereby retains the right (a) to use the Licensed Technology and practice the Licensed Patent Rights for any and all uses, including (i) to perform its obligations under this Agreement; (ii) to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, import, have imported, export and have exported Licensed Products, both within and outside of the Field; and (b) to grant additional licenses to any Third Party to do any or all of the foregoing.

2.3                                 License to ILI.  Subject to the terms and conditions of this Agreement, Oral DNA hereby grants to ILI a non-exclusive, worldwide, fully-paid, irrevocable, royalty-free license under Oral DNA’s interest in any Improvements Controlled by Oral DNA (a) to develop, make, have made, use, sell, have sold, offer for sale, import, have imported, export and have exported Licensed Products; and (b) to otherwise exploit such Improvements for all uses within the Field and Territory.  In connection therewith, Oral DNA shall promptly notify ILI of the conception or reduction to practice of any such Improvement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.                                      COMMERCIALIZATION OF LICENSED PRODUCTS

3.1                                Commercialization.

3.1.1                        Responsibility.  From and after the Effective Date, Oral DNA shall have authority over the marketing and commercialization of Licensed Products in the Field in the Territory, including, without limitation (a) the conduct of the Initial Marketing Activities; (b) all activities relating to manufacture and supply of Licensed Products (including any required process development and scale up work with respect thereto); (c) all marketing, promotion, sales, marketing, distribution, customer service, import and export activities relating to Licensed Products; (d) the making and/or obtaining of required Regulatory Approvals relating to any of the foregoing; and (e) the processing of DNA samples supplied by Patients for the PST® Genetic Risk Assessment Test included in the Licensed Product.  Oral DNA shall (a) perform all such activities (i) at its sole cost and expense and (ii) in compliance with all Applicable Laws, including without limitation HIPAA, all applicable CLIA regulations and all regulations of any state agencies within any state in which Oral DNA is marketing PST® Genetic Risk Assessment Tests that apply to the conduct of genetic testing and (b) obtain all Regulatory Approvals required from any applicable Regulatory Authority in connection with its performance of such activities.  Oral DNA further agrees that all testing of Licensed Products under this Agreement shall be performed in a CLIA-certified laboratory in accordance with CLIA-guidelines.

3.1.2                       Laboratory Inspection.

(a)                                  Access.  Oral DNA shall provide ILI with access to its testing facility, or any testing facility of a Third Party at which PST® testing is conducted by or on behalf of Oral DNA, upon at least fifteen (15) days’ prior written notice, for the purposes of insuring that quality standards are being adhered to and maintained at such facility to ILI’s reasonable satisfaction and in compliance with this Agreement.

(b)                                 Approval.  Notwithstanding anything to the contrary in this Agreement, Oral DNA will not begin processing PST® samples until all of the testing facilities that will be used for processing PST® samples have been approved by ILI (to include inspection, at ILI’s discretion), such approval not to be unreasonably withheld.

(c)                                  Frequency.  ILI may not request inspection of a given testing facility under this Section 3.1.2 more frequently than two (2) times in the first Calendar Year nor more frequently than one (1) time per Calendar Year after the first Calendar Year.

3.1.3                       Diligence.

(a)                                  General Diligence Obligations.  Oral DNA shall use Commercially Reasonable Efforts in commercializing and marketing Licensed Products in the Field and in the Territory.

(b)                                 Specific Diligence Obligations.  Without limiting the generality of the provision of Section 3.1.2 above, Oral DNA hereby agrees that it will:  (i) complete the Initial Marketing Activities on or before six (6) months from the Effective Date; (ii) achieve a First Commercial Sale within one hundred twenty (120) days from the Effective Date; (iii)

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

commencing on the sixth Calendar Month following the Effective Date and continuing thereafter, make substantially the same volume of sales calls as made for its primary testing services; and (iv) conduct at least one (1) lecture per Calendar Quarter through one or more members of its management team or scientific advisory board (or such other individual as may be reasonably acceptable to ILI) that discusses the importance of genetic susceptibility in regard to the PST® Genetic Risk Assessment Test and periodontal disease.  In the event that Oral DNA fails to use Commercially Reasonable Efforts in complying with its diligence obligations under Sections 3.1.3(a) or (b), then, subject to Section 3.1.3(c), ILI may terminate this Agreement pursuant to Section 7.2.2.

(c)                                  Effect of Failure to Meet Obligations.  If Oral DNA fails to meet any of its obligations set forth above in Section 3.1.3(b) by the applicable deadline, but is otherwise continuously in compliance with the provisions of Section 3.1.3(a) throughout the entirety of the diligence period specified above, then ILI and Oral DNA will negotiate in good faith an extension of these deadlines.

3.2                                 Marketing Plan and Information.  As soon as practicable following the Effective Date, Oral DNA shall submit to ILI for its information a marketing plan (the “Marketing Plan”) for Licensed Products in the Field and in the Territory. Thereafter, if requested by ILI, the Parties will have quarterly conference calls in which (a) the Parties will discuss a non-binding forecast of the total quantity of Licensed Products estimated to be sold by Oral DNA during the upcoming Calendar Quarter, (b) Oral DNA will report to ILI on the number of sales calls for Licensed Products made by Oral DNA during each Calendar Month of the previous Calendar Quarter, and (c) the Parties will discuss such other marketing topics as agreed to by the Parties.  In addition to the Marketing Plan, Oral DNA will submit to ILI in advance all sales, promotional and marketing materials to be used for Licensed Products.

3.3                                 Notice of Certain Events.  Oral DNA shall provide ILI with written notice within thirty (30) days of the occurrence of the First Commercial Sale of the first Licensed Product and any other material event related to the marketing and/or commercialization of Licensed Products, and any adverse event or product complaint information relating to Licensed Products.

3.4                                 Result Reports.  The Parties shall cooperate in good faith in the preparation of the form of report to be used by Oral DNA to report to Patients the results of PST® Genetic Risk Assessment Tests conducted by Oral DNA, which shall be based on a template attached hereto as Exhibit B. (“PST® Result Reports”).  All such PST® Result Reports shall include the names and logos of both Parties as well as the PST® logo. Oral DNA hereby acknowledges ILI’s ownership of all right title and interest in and to the ILI name and the PST® logo, and agrees that (a) it will do nothing inconsistent with such ownership, (b) all use of the ILI name and the PST® logo by Oral DNA shall be in accordance with any instructions provided in writing by ILI to Oral DNA and (c) in the event of any inappropriate use of the ILI name and the PST® logo, as determined by ILI, ILI shall have the right to terminate this Agreement pursuant to Section 7.2.2.

3.5                                 Additional Testing Services.  Oral DNA as part of its marketing efforts, shall communicate to its dental clients information on additional genetic testing available to Patients from ILI. To the extent Patients consent to having a duplicate sample sent to ILI, Oral DNA shall seek to have its dental clients obtain from each Patient an informed consent in accordance with

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

21 C.F.R. parts 50 and 56, in a form acceptable to ILI and containing such information concerning the Patient as may be reasonably requested by ILI (each, an “Informed Consent”) authorizing ILI to contact Patient for purposes of offering to provide non-dental related Additional Testing Services for a fee.  Subject to the foregoing, (a) Oral DNA shall attempt to have its dental client obtain from each such Patient and provide to ILI an additional DNA sample (the “Additional Sample”), together with a copy of the Patient’s Informed Consent; (b) ILI shall reimburse Oral DNA for the reasonable costs and expenses incurred by Oral DNA in shipping the Additional Samples to ILI; and (c) ILI shall have the right to contact each such Patient and offer to provide non-dental related Additional Testing Services directly to the Patient.  In the event that Additional Testing Services are performed by ILI on Approved Patients, ILI shall pay Oral DNA a royalty of five percent (5%) of Net Sales applicable to the conduct of such Additional Testing Services. Subject to the above provisions of this Section 3.5, ILI shall in no event contact directly or indirectly any of the dental clients of Oral DNA in connection with the Additional Testing Services.

3.6                                 Observer Rights.  Oral DNA will permit an authorized representative of ILI to attend one (1) meeting of Oral DNA’s scientific advisory board per Calendar Year in a nonvoting observer capacity to enable ILI to conduct research with respect to the dental industry.

4.                                      CONSIDERATION

4.1                                Product Payments; Accounting and Records.

4.1.1                        Product Payments.  In consideration of the rights and licenses granted to Oral DNA under this Agreement, commencing on the date of First Commercial Sale of the first Licensed Product and continuing each Calendar Quarter thereafter during the Payment Term, Oral DNA shall make payments to ILI in an amount equal to the result obtained by multiplying the Applicable Product Payment by the number of Licensed Products sold during such Calendar Quarter (the “Product Payments”).  Oral DNA shall have the right to reduce the aggregate amount of Product Payments to be paid to ILI in each Calendar Quarter by an amount equal to the aggregate Applicable Payment Amount that is attributable to any Licensed Products the purchase price of which is refunded or credited to customers by Oral DNA for any reason; provided, that, in no event shall the amount of such reductions or credits exceed five percent (5%) of the aggregate amount of Product Payments payable to ILI over such Calendar Quarter.

4.1.2                        Adjustments to Product Payments.  Exhibit C sets forth ILI’s existing licensees of Licensed Products in the Field and in the Territory (“Existing Licensees”). If at any time during the Payment Term, ILI grants to a Third Party a non-exclusive license under the Licensed Patent Rights or the Licensed Technology to make, use or sell Licensed Products in the Field and in the Territory (each, a “Third Party License”) that obligates such Third Party Licensee to make a payment for each Licensed Product in (or reduces the fee for any Existing Licensee to)  an amount that is less than the Applicable Product Payment in effect as of such date as provided under Section 4.1.1 (each, a “Third Party Product Payment”), then as promptly as possible following the First Commercial Sale of a Licensed Product at such a fee by such Third Party Licensee or Existing Licensee, (a) ILI shall give written notice thereof to Oral DNA, which notice shall include the amount of such other Third Party Product Payment and (b) this Agreement shall, without any further action by either Party, be deemed to have been modified as

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of such date by substituting the amount of the Applicable Product Payment in effect as of such date under Section 4.1.1 by the Third Party Product Payment; provided, that, the Parties shall in good faith execute an amendment to this Agreement reflecting the foregoing change effective as of the date of such First Commercial Sale.

4.1.3                        Payment Dates and Reports.  All Product Payments shall be made by Oral DNA within thirty (30) days after the end of each Calendar Quarter commencing with the Calendar Quarter in which the First Commercial Sale of a Licensed Product occurs based upon the aggregate Licensed Products that are sold during such Calendar Quarter.  All payments shall be made by wire transfer in accordance with instructions given to Oral DNA in writing from time to time by ILI.  Oral DNA shall also provide, at the same time each such payment is made, a report for such Calendar Quarter showing:  (a) the aggregate volume of sales, by state, of Licensed Products in the Territory; and (b) a calculation of the aggregate amount of Product Payments due to ILI.

4.1.4                        Records; Audit Rights.  Oral DNA shall keep and maintain, and shall require its respective Affiliates and Sublicensees to keep and maintain, such accurate and complete books and records in connection with the sale of Licensed Products hereunder, as are necessary to allow the accurate calculation consistent with generally accepted accounting principles of the Product Payments due to ILI.  ILI shall have the right to engage an independent certified public accounting firm reasonably acceptable to Oral DNA, which shall have the right to audit the relevant books and records of Oral DNA as may be reasonably necessary to determine and/or verify the amount of Product Payments due hereunder.  Such examination shall be conducted, and Oral DNA shall make its records available, during normal business hours upon at least fifteen (15) days prior written notice, which shall take place at the facility(ies) where such records are maintained.  Such audit rights shall not be exercised by ILI more than once per Calendar Year.  Each such audit shall be limited to pertinent books and records for any year ending not more than thirty six (36) months prior to the date of request; provided, that, ILI shall not be permitted to audit the same period of time more than once.  The independent accounting firm will prepare and provide to each Party a written report stating whether the reports submitted and Product Payments paid are correct or incorrect and the specific details concerning any discrepancies and may not reveal to ILI any information learned in the course of such audit other than the amount of any such discrepancies.  ILI agrees to hold in strict confidence all information disclosed to it, except to the extent necessary for ILI to enforce its rights under this Agreement or if disclosure is required by Applicable Laws.  In the event there was an underpayment by Oral DNA hereunder, Oral DNA shall promptly (but in no event later than thirty (30) days after such Party’s receipt of the independent auditor’s report so correctly concluding) make payment to ILI of any shortfall.  In the event that there was an overpayment by Oral DNA hereunder, ILI shall promptly (but in no event later than thirty (30) days after ILI’s receipt of the independent auditor’s report so correctly concluding) refund to Oral DNA the excess amount.  ILI shall bear the full cost of such audit unless such audit discloses an underreporting by Oral DNA of more than five percent (5%) of the aggregate amount of Product Payments in any twelve (12) month period, in which case, Oral DNA shall reimburse ILI for all costs incurred by ILI in connection with such examination and audit.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.2                                 Payment of Royalties by ILI; Accounting and Records.

4.2.1                        Payment of Royalties.  ILI shall pay Oral DNA a royalty equal to five percent (5%) of the aggregate Net Sales of Additional Testing Services provided by ILI.

4.2.2                        Payment Dates and Reports.  Royalty payments shall be made by ILI within thirty (30) days after the end of each Calendar Quarter commencing with the Calendar Quarter in which Additional Testing Services are first provided by ILI.  All payments shall be made by wire transfer in accordance with instructions given to ILI in writing from time to time by Oral DNA.  ILI shall also provide, at the same time each such payment is made, a report for such Calendar Quarter showing:  (a) the Net Sales of Additional Testing Services; (b) the basis for any deductions from gross amounts billed or invoiced to determine Net Sales; (c) the exchange rates used in calculating any of the foregoing; and (d) a calculation of the amount of royalty due to Oral DNA.

4.2.3                        Records; Audit Rights.  ILI shall keep and maintain, and shall require its respective Affiliates and Sublicensees to keep and maintain, such accurate and complete books and records in connection with the providing of Additional Testing Services hereunder, as are necessary to allow the accurate calculation consistent with generally accepted accounting principles of the royalties due to Oral DNA, including any records required to calculate any royalty deductions or other adjustments hereunder.  Oral DNA shall have the right to engage an independent certified public accounting firm reasonably acceptable to ILI, which shall have the right to audit the relevant books and records of ILI and its respective Affiliates and Sublicensees as may be reasonably necessary to determine and/or verify the amount of royalty payments due hereunder.  Such examination shall be conducted, and ILI shall make its records available, during normal business hours upon at least fifteen (15) days prior written notice, which shall take place at the facility(ies) where such records are maintained.  Such audit rights shall not be exercised by Oral DNA more than once per Calendar Year.  Each such audit shall be limited to pertinent books and records for any year ending not more than thirty-six (36) months prior to the date of request; provided, that, Oral DNA shall not be permitted to audit the same period of time more than once.  The independent accounting firm will prepare and provide to each Party a written report stating whether the royalty reports submitted and royalties paid are correct or incorrect and the specific details concerning any discrepancies and may not reveal to Oral DNA any information learned in the course of such audit other than the amount of any such discrepancies.  Oral DNA agrees to hold in strict confidence all information disclosed to it, except to the extent necessary for Oral DNA to enforce its rights under this Agreement or if disclosure is required by Applicable Laws.  In the event there was an underpayment by ILI hereunder, ILI shall promptly (but in no event later than thirty (30) days after such Party’s receipt of the independent auditor’s report so correctly concluding) make payment to Oral DNA of any shortfall.  In the event that there was an overpayment by ILI hereunder, Oral DNA shall promptly (but in no event later than thirty (30) days after Oral DNA’s receipt of the independent auditor’s report so correctly concluding) refund to ILI the excess amount.  Oral DNA shall bear the full cost of such audit unless such audit discloses an underreporting by ILI of more than five percent (5%) of the aggregate amount of royalties in any twelve (12) month period, in which case, ILI shall reimburse Oral DNA for all costs incurred by Oral DNA in connection with such examination and audit.

4.3                                 Overdue Payments.  All payments not made by a Party within the time period set forth in Sections 4.1.3 and/or 4.2.2, as the case may be, shall bear interest at a rate of one percent

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(1%) per month from the due date until paid in full or, if less, the maximum interest rate permitted by Applicable Laws; provided that, in the case of audit adjustments pursuant to Sections 4.2.1 and 4.2.3, such interest shall only be payable to the extent of underpayments in excess of five percent (5%).  Any such overdue royalty payment shall, when made, be accompanied by, and credited first to, all interest so accrued.

4.4                                 Withholding Taxes.  Any payments made by under this Agreement shall be free and clear of any taxes, duties, levies, fees or charges, and such amounts shall be reduced by the amount required to be paid or withheld pursuant to any applicable law, including, but not limited to, United States federal, state or local tax law (“Withholding Taxes”).  Upon either Party’s request, the other Party shall submit to the requesting Party reasonable proof of payment of the Withholding Taxes to the proper authority, together with an accounting of the calculations of such taxes, within ten (10) days after such request.  The Parties will cooperate reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other Applicable Laws in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

5.                                      TREATMENT OF CONFIDENTIAL INFORMATION.

5.1                                 Confidentiality.

5.1.1                        Confidentiality Obligations.  ILI and Oral DNA each recognizes that the other Party’s Confidential Information constitutes highly valuable assets of such other Party.  ILI and Oral DNA each agrees that, subject to Section 4.1.2, (a) during the Term and for an additional seven (7) years thereafter it will not disclose, and will cause its Affiliates and Sublicensees not to disclose, any Confidential Information of the other Party and (b) during and after the Term, it will not use, and will cause its Affiliates not to use, any Confidential Information of the other Party, in either case, except as expressly permitted hereunder.  Without limiting the generality of the foregoing, each Party shall take such action, and shall cause its Affiliates and sublicensees to take such action, to preserve the confidentiality of the other Party’s Confidential Information as such Party would customarily take to preserve the confidentiality of its own Confidential Information and shall, in any event, use at least reasonable care to preserve the confidentiality of the other Party’s Confidential Information.

5.1.2                        Limited Disclosure.  ILI and Oral DNA each agrees that disclosure of its Confidential Information may be made by the other Party to any employee, consultant or Affiliate of such other Party to enable such other Party to exercise its rights or to carry out its responsibilities under this Agreement; provided, that, any such disclosure or transfer shall only be made to Persons who are bound by written obligations as described in Section 4.1.3.  In addition, ILI and Oral DNA each agrees that the other Party may disclose its Confidential Information (a) on a need-to-know basis to such other Party’s legal and financial advisors; (b) as reasonably necessary in connection with an actual or potential (i) permitted sublicense of such other Party’s rights hereunder, (ii) debt or equity financing of such other Party or (iii) purchase by any Third Party of all of the capital stock or all or substantially all of the assets of such other Party or any merger or consolidation involving such other Party, if, in each case, the Person receiving such Confidential Information of the other Party agrees in writing to maintain the

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

confidentiality of such Confidential Information of the other Party with terms at least as restrictive as those contained in Section 4.1.1; (c) as reasonably necessary to file, prosecute or maintain patents or patent applications, or to file, prosecute or defend litigation related to patents or patent applications, in accordance with this Agreement; or (d) as required by Applicable Laws; provided, that, in the case of any disclosure under this clause (d), the Disclosing Party shall (i) if practicable, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (ii) if requested by the other Party, cooperate in all reasonable respects with the other Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the other Party’s expense and (iii) use good faith efforts to incorporate the comments of such other Party in any such disclosure or request for confidential treatment or a protective order.

5.1.3                        Employees and Consultants.  ILI and Oral DNA each hereby represents that all of its employees and consultants, and all of the employees and consultants of its Affiliates, who participate in the activities contemplated by this Agreement or have access to Confidential Information of the other Party are or will, prior to their participation or access, be bound by written obligations to maintain such Confidential Information in confidence and not to use such information except as expressly permitted hereunder.  Each Party agrees to use, and to cause its Affiliates to use, reasonable efforts to enforce such obligations.

5.2                                 Publicity.  Neither Party shall issue a press or news release or make any similar public announcement related to this Agreement without the prior written consent of the other Party.  Prior to the Effective Date, the Parties shall agree upon the timing and content of an initial joint press release relating to the execution of this Agreement and its terms.  Except to the extent already disclosed in that initial press release, (i) no disclosure of the existence of this Agreement or its terms may be made by either Party, and (ii) no Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or promotional materials relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as permitted by this Agreement or as may be required by Applicable Laws or judicial order.  The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement sufficiently in advance of the public release to allow such other Party to comment upon such announcement, prior to its release.  In addition to the foregoing restrictions on public disclosure, if either Party concludes that a copy of this Agreement must be filed with a securities exchange or regulatory or governmental body to which that Party is subject, wherever situated, such Party shall provide the other Party with a copy of this Agreement showing any sections as to which the filing Party proposes to request confidential treatment, will provide the other Party with an opportunity and a reasonable time period to comment on any such proposal and to suggest additional portions of the Agreement for confidential treatment and will take such Party’s comments into consideration before filing the Agreement.  If the filing Party disagrees with the other Party’s additional confidential treatment request, the Parties shall attempt in good faith to discuss the matter before the Agreement is filed.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.                                      FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

6.1                                 Patent Filing, Prosecution and Maintenance.

6.1.1                        Licensed Patent Rights.  ILI, acting through patent counsel or agents of its choice, shall be solely responsible, at its sole cost and expense, for the preparation, filing, prosecution and maintenance of all Licensed Patent Rights.  All costs and expenses incurred by ILI in connection with the preparation, filing, prosecution and maintenance of Licensed Patent Rights shall be the sole responsibility of ILI.  At ILI’s request and expense, Oral DNA shall cooperate with ILI in all reasonable respects in connection with such preparation, filing, prosecution and maintenance of Licensed Patent Rights.

6.1.2                        Improvements.  Oral DNA, acting through patent counsel or agents of its choice, shall be solely responsible, at its sole cost and expense, for the preparation, filing, prosecution and maintenance of all Patent Rights that cover Improvements (“Improvement Patent Rights”).  All costs and expenses incurred by Oral DNA in connection with the preparation, filing, prosecution and maintenance of Improvement Patent Rights shall be the sole responsibility of Oral DNA.  At Oral DNA’s request and expense, ILI shall cooperate with Oral DNA in all reasonable respects in connection with such preparation, filing, prosecution and maintenance of Improvement Patent Rights.  Nothing in this Agreement shall obligate Oral DNA to seek or maintain any Improvement Patent Rights.  If Oral DNA decides to cease prosecution or to allow to lapse of any of the Improvement Patent Rights in any country, Oral DNA shall inform ILI of such decision promptly and, in any event, so as to provide ILI a reasonable amount of time to meet any applicable deadline to establish or preserve such Improvement Patent Rights in such country.  ILI shall have the right to assume responsibility for continuing the prosecution of such Improvement Patent Rights in such country and paying any required fees to maintain such Improvement Patent Rights in such country or defending such Improvement Patent Rights, all at ILI’s sole expense, through patent counsel or agents of its choice; provided, that, in the event that ILI assumes such responsibility Oral DNA shall (a) assign all of its right and interest in and to such Improvement Patent Rights to ILI, (b) shall promptly deliver to ILI copies of all necessary files related to the Improvement Patent Rights with respect to which responsibility has been transferred and (c) shall take all actions and execute all documents reasonably necessary for ILI to assume such prosecution, maintenance and defense.

6.2                                 Legal Actions.

6.2.1                        Third Party Infringement.

(a)                                  Infringement Notice.  In the event either Party becomes aware of any possible infringement of any Licensed Patent Rights or Improvement Patent Rights (an “Infringement”), that Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware (each, an “Infringement Notice”).  ILI shall have the sole right and option to eliminate any such Infringement of the Licensed Patent Rights by reasonable steps, which may include the institution of legal proceedings or other action.  All costs, including without limitation attorneys’ fees, relating to such legal proceedings or other action shall be borne by ILI.  Oral DNA shall have the sole right and option to eliminate any such Infringement of the Improvement Patent Rights by reasonable steps, which may include the institution of legal proceedings or other action.  All costs, including without limitation attorneys’ fees, relating to such legal proceedings or other action shall be borne by Oral DNA.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)                                 Cooperation.  In any action, suit or proceeding instituted under this Section 6.2.1, each Party shall cooperate with and assist the other Party in all reasonable respects.  Upon the reasonable request of a Party, the other Party shall join such action, suit or legal proceeding and shall be represented using counsel of its own choice, at the requesting Party’s expense.

(c)                                  Recoveries.  Any amounts recovered pursuant to Section 6.2.1(a) with respect to Licensed Patent Rights, whether by settlement or judgment, shall be allocated in the following order:  (i) first, to reimburse ILI and Oral DNA for their reasonable out-of-pocket expenses in making such recovery (which amounts shall be allocated pro rata according to such expenses if insufficient to cover the totality of such expenses); and (ii) one hundred percent (100%) to ILI.  Any amounts recovered pursuant to Section 6.2.1(a) with respect to Improvement Patent Rights, whether by settlement or judgment, shall be allocated in the following order:  (i) first, to reimburse Oral DNA and ILI for their reasonable out-of-pocket expenses in making such recovery (which amounts shall be allocated pro rata according to such expenses if insufficient to cover the totality of such expenses); and (ii) one hundred percent (100%) to Oral DNA.

6.2.2                        Defense of Claims.  In the event that any action, suit or proceeding is brought against either Party or any Affiliate or Sublicensee of either Party alleging the infringement of the Technology or Patent Rights of a Third Party by reason of the use by Oral DNA of the Licensed Technology or Licensed Patent Rights to manufacture, distribute or sell any Licensed Product:  (a) ILI shall have the right to defend such action, suit or proceeding at its sole expense; (b) Oral DNA shall have the right to separate counsel at its own expense in any such action, suit or proceeding; and (c) the Parties shall cooperate with each other in all reasonable respects in any such action, suit or proceeding.  In the event that any action, suit or proceeding is brought against either Party or any Affiliate or Sublicensee of either Party alleging the infringement of the Technology or Patent Rights of a Third Party by reason of the use by ILI of the Improvement Patent Rights:  (a) Oral DNA shall have the right but not the obligation to defend such action, suit or proceeding at its sole expense; (b) ILI shall have the right to separate counsel at its own expense in any such action, suit or proceeding; and (c) the Parties shall cooperate with each other in all reasonable respects in any such action, suit or proceeding. Each Party shall provide the other Party with prompt written notice of the commencement of any such suit, action or proceeding, or of any allegation of infringement of which such Party becomes aware, and shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party.

7.                                      TERM AND TERMINATION

7.1                                 Term.  This Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of thirty (30) months; provided, that, if Aggregate Product Sales over the Applicable Measurement Period are equal to at least [***] ([***]) Licensed Products, on an annualized basis, the term of this Agreement shall automatically be extended for an additional period of two (2) years without any further action of either Party, unless earlier terminated in accordance with the provisions of this Article 7 (such period, as so extended, the “Term”).  Upon expiration of the Term, this Agreement shall terminate without further action of either Party.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.2                                 Termination.  This Agreement may be terminated at any time by either Party as follows:

7.2.1                        Right of ILI to Terminate.  ILI may terminate this Agreement by providing not less than six (6) months’ written notice to Oral DNA in the event that Aggregate Product Sales over the Applicable Measurement Period are not equal to at least [***] [***] Licensed Products, on an annualized basis.

7.2.2                        Termination for Breach.  Except as set forth herein, either Party may terminate this Agreement, effective immediately upon written notice to the other Party, for a breach by the other Party of any material term of this Agreement that remains uncured ninety (90) days (forty-five (45) days in the event that the breach is a failure of Oral DNA to make any payment when required hereunder) after the non-breaching Party first gives written notice of such breach to the other Party.  Notwithstanding anything to the contrary set forth herein, (a) if the asserted breach is cured or shown to be non-existent to the reasonable satisfaction of both Parties within the applicable cure period, the notice of breach hereunder shall be deemed automatically withdrawn; and (b) a material breach by a party shall not give rise to the termination right under this Section 7.2.2 to the extent such material breach arises from a Force Majeure event as described in Section 10.11; provided, that, the Party breaching this Agreement shall have the burden of demonstrating the occurrence of a Force Majeure, the recognition of which shall not be unreasonably withheld by the other Party.  Notwithstanding the foregoing, a Party may not terminate this Agreement pursuant to this Section 7.2.2 at a time when such Party has committed a breach of a material term of this Agreement which remains uncured.

7.2.3                        Termination for Insolvency.  In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.  In connection therewith, all rights and licenses granted under this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code.  In the event that either Party undergoes a voluntary dissolution or winding-up of its affairs, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

7.3                                 Consequences of Termination of Agreement.  In the event of the termination of this Agreement pursuant to Section 7.2, the following provisions shall apply, as applicable.

7.3.1                        Termination by ILI under Section 7.2.1.  If this Agreement is terminated by ILI pursuant to Section 7.2.1:

(a)                                  the license granted by ILI to Oral DNA pursuant to Section 2.1 shall immediately terminate; and

(b)                                 the license granted by Oral DNA to ILI pursuant to Section 2.3 shall survive; and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)                                  each Party shall promptly return or destroy all Confidential Information of the other Party that are not subject to a continuing license hereunder; provided that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

7.3.2                        Termination Pursuant to Section 7.2.2 or Section 7.2.3.  If this Agreement is terminated by Oral DNA or ILI pursuant to Section 7.2.2 or Section 7.2.3, unless prohibited by Applicable Laws:

(a)                                  the license set forth in Section 2.1 shall survive solely as applied to Licensed Products being provided by Oral DNA as of the effective date of termination, subject to Oral DNA’s continued payment of all payments under and in accordance with this Agreement with respect thereto;

(b)                                 the license granted by Oral DNA to ILI pursuant to Section 2.3 shall survive; and

(c)                                  each Party shall promptly return all Confidential Information of the other Party that are not subject to a continuing license hereunder; provided that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

7.4                                 Surviving Provisions.  Termination or expiration of this Agreement for any reason shall be without prejudice to:

(a)                                  the rights and obligations of the Parties provided in Sections 7.4, 9.1, 9.2, 9.3, 9.4 and 9.5 and Articles 5 and 10 (including all other Sections or Articles referenced in any such Section or Article and including Article 1), all of which shall survive such termination;

(b)                                 ILI’s rights to receive Product Payments for the duration of any applicable Product Payment Term; and

(c)                                  any other rights or remedies provided at law or equity which either Party may otherwise have.

8.                                      REPRESENTATIONS AND WARRANTIES

8.1                                 Mutual Representations and Warranties.  ILI and Oral DNA each represents and warrants to the other, as of the Effective Date, as follows:

8.1.1                        Organization.  It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.1.2                        Authorization.  The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not violate (a) such Party’s certificate or articles of incorporation or bylaws, (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any Applicable Laws, or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

8.1.3                        Binding Agreement.  This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions.

8.1.4                        No Inconsistent Obligation.  It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

8.2                                 Additional Representations of ILI.  ILI further represents and warrants to Oral DNA, as of the Effective Date, as follows:

8.2.1                        Licensed Patent Rights.  All Licensed Patent Rights listed on Exhibit A as of the Effective Date are existing and, to ILI’s knowledge, no such Licensed Patent Rights are invalid or unenforceable.

8.2.2                        Claims or Judgments.  There are no claims, judgment or settlements against ILI pending, or to ILI’s knowledge, threatened, that invalidate or seek to invalidate the Licensed Patent Rights listed on Exhibit A as of the Effective Date.

8.2.3                        Right to Technology.  ILI has the right to grant the licenses under the Licensed Patent Rights pursuant to this Agreement.

8.2.4                        No Infringement.  To ILI’s knowledge, no Third Party is infringing, or threatening to infringe, the Licensed Patent Rights.  The use of Licensed Patent Rights as provided under this Agreement for the manufacture, distribution or sale of Licensed Products does not infringe the Patent Rights of any Third Party, nor has ILI received any written notice alleging such infringement.

9.                                      INDEMNIFICATION

9.1                                 Indemnification of Oral DNA by ILI.  ILI shall indemnify, defend and hold harmless Oral DNA, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “Oral DNA Indemnitees”), against all liabilities, damages, losses and expenses (including, without limitation, reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon the Oral DNA Indemnitees, or any one of them, as a direct result of claims, suits, actions, demands or judgments of Third Parties, including without limitation personal injury and product liability claims and claims of suppliers and ILI employees (collectively, “Claims”), arising out of (a) the material breach by ILI of this Agreement (including any material breach of any representation of ILI in Section 8.2) or (b) the conduct by ILI of the Additional Testing Services, except with

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

respect to any Claim or Losses that result from a material breach of this Agreement by, or the gross negligence or willful misconduct of, Oral DNA; provided, that, with respect to any Claim for which ILI has an obligation to any Oral DNA Indemnitee pursuant to this Section 9.1 and Oral DNA has an obligation to any ILI Indemnitee pursuant to Section 9.2, each Party shall indemnify each of the other Party’s Indemnitees for its Losses to the extent of its responsibility, relative to the other Party, for the facts underlying the Claim.

9.2                                 Indemnification of ILI by Oral DNA.  Oral DNA shall indemnify, defend and hold harmless ILI, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (the “ILI Indemnitees”), against any Losses incurred by or imposed upon the ILI Indemnitees, or any one of them, as a direct result of Claims arising out of (a) the material breach by Oral DNA of this Agreement; or (b) the manufacture, distribution or sale (including, without limitation, the manufacture, distribution, promotion, import, sale or use by any Person) of any Licensed Product by Oral DNA or any of its Affiliates, Sublicensees, distributors or agents, except with respect to any Claim or Losses that result from a breach of this Agreement by, or the gross negligence or willful misconduct of, ILI; provided, that, with respect to any Claim for which ILI has an obligation to any Oral DNA Indemnitee pursuant to Section 9.1 and Oral DNA has an obligation to any ILI Indemnitee pursuant to this Section 9.2, each Party shall indemnify each of the other Party’s Indemnitees for its Losses to the extent of its responsibility, relative to the other Party, for the facts underlying the Claim.

9.3                                 Conditions to Indemnification.  A Person seeking recovery under this Article 9 (the “Indemnified Party”) in respect of a Claim shall give prompt notice of such Claim to the Party from which recovery is sought (the “Indemnifying Party”) and; provided that the Indemnifying Party is not contesting its obligation under this Article 9, shall permit the Indemnifying Party to control any litigation relating to such Claim and the disposition of such Claim; provided that the Indemnifying Party shall (a) act reasonably and in good faith with respect to all matters relating to the settlement or disposition of such Claim as the settlement or disposition relates to such Indemnified Party and (b) not settle or otherwise resolve such claim without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  Each Indemnified Party shall cooperate with the Indemnifying Party in its defense of any such Claim in all reasonable respects and shall have the right to be present in person or through counsel at all legal proceedings with respect to such Claim.

9.4                                 Warranty Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

9.5                                 Limited Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR (I) ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LOST PROFITS OR LOST REVENUES, OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY.

10.                               MISCELLANEOUS

10.1                           Notices.  All notices and communications shall be in writing and delivered personally or by courier or mailed via certified mail, return receipt requested, addressed as follows, or to such other address as may be designated from time to time:

If to ILI:	Interleukin Genetics, Inc.
135 Beaver Street
Waltham, MA 02452
Tel: 781-419-4742
Fax: 781-398-0720
Attention: Partha Paul

with a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Tel.: 617-542-6000
Fax: 617-542-2241
Attention: John J. Cheney, Esq.

If to Oral DNA:	214 Overlook Circle, Suite 120
Brentwood, TN 37027
Tel.: 877-577-9055
Fax: 615-624-2826
Attn: Brian Carr

with a copy to:	H3GM
1800 Regions Center
315 Deaderick Street
Tel: 615-256-0500
Fax: 615-251-1056
Attention: David Cox

Except as otherwise expressly provided in this Agreement or mutually agreed by the Parties in writing, any notice, communication or document (excluding payment) required to be given or made shall be deemed given or made and effective upon actual receipt or, if earlier, (a) three (3) business days after deposit with an internationally-recognized overnight express courier with changes prepaid, or (b) five (5) business days after mailed by certified, registered or regular mail, postage prepaid, in each case addressed to a Parties at its address stated above or to such other address as such Party may designate by written notice given in accordance with this Section 10.1.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.2                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (USA), without regard to the application of principles of conflicts of law.

10.3                           Disputes.

10.3.1                  Negotiation.  The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term of this Agreement that relates to either Party’s rights and/or obligations hereunder (“Disputed Matter”).  In the event of the occurrence of such a Disputed Matter, either Party may, by written notice to the other Party, have such Disputed Matter referred to their respective Designated Senior Officers.  In the event the Designated Senior Officers are not able to resolve such Disputed Matter within thirty (30) days of the date of such written notice, either Party may invoke the provisions of Section 10.3.2.

10.3.2                  Arbitration.  Subject to Section 10.3.1, any Disputed Matter initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement (other than bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a Party), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration.  Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party.  Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators appointed in accordance with such rules.  Any such arbitration shall be held in Wilmington, Delaware.  The method and manner of discovery in any such arbitration proceeding shall be governed by the laws of the State of Delaware.  The arbitrators shall have the authority to grant injunctions and/or specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine.  Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.  In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

10.4                           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

10.5                           Headings.  Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

10.6                           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and both of which, together, shall constitute a single agreement.

10.7                           Amendment; Waiver.  This Agreement may be amended, modified, superseded or canceled, and any of the terms of this Agreement may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance.  The delay or failure of either Party at any time or times to require performance of any provisions

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

shall in no manner affect the rights at a later time to enforce the same.  No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

10.8                           No Third Party Beneficiaries.  Except as set forth in Sections 9.1 and 9.2, no Third Party (including, without limitation, employees of either Party) shall have or acquire any rights by reason of this Agreement.

10.9                           Purposes and Scope.  The Parties hereto understand and agree that this License Agreement is limited to the activities, rights and obligations as set forth in this Agreement. Nothing in this Agreement shall be construed (a) to create or imply a general partnership between the Parties; (b) to make either Party the agent of the other for any purpose; (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matters not covered hereunder; (d) to give either Party the right to bind the other; (e) to create any duties or obligations between the Parties except as expressly set forth herein; or (f) to grant any direct or implied licenses or any other right other than as expressly set forth herein.

10.10                     Assignment and Successors.  Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other which shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, and to any Third Party purchaser of all of the capital stock of such Party or all or substantially all of its assets in the line of business to which this Agreement pertains or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation.

10.11                     Force Majeure Event.  Neither Oral DNA nor ILI shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to a Force Majeure Event.  In event of such Force Majeure Event, the Party affected shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

10.12                     Interpretation.  The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to each Party and not in a favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement.  In addition, unless a context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense.

10.13                     Integration; Severability.  This Agreement is the entire agreement with respect to the subject matter hereof and supersede all other agreements and understandings between the Parties with respect to such subject matter, including without limitation the confidentiality agreement by and between the Parties, which is hereby terminated as of the Effective Date.  If

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of this Agreement shall not be affected.

10.14                     Further Assurances.  Each of ILI and Oral DNA agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

[Remainder of page intentionally left blank.]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

INTERLEUKIN GENETICS, INC.

By:	/s/ Lewis H. Bender

Name: Lewis H. Bender

Title: Chief Executive Officer

ORAL DNA LABS, INC.

By:	/s/ Brian C. Carr

Name: Brian C. Carr

Title: President/CEO

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A

Licensed Patent Rights

1.                                       Detecting Genetic Predisposition to Periodontal Disease, US 5,686,246

2.                                       Diagnostics and Therapeutics for Diseases Associated with an IL-1 Inflammatory Haplotype, US 6,268,142 B1

3.                                       Diagnostics and Therapeutics for Diseases Associated with an IL-1 Inflammatory Haplotype, US 6,706,478 B2

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Exhibit B

PST Result Report Template

(NEXT TWO PAGES)

DRAFT

NEED TO BE FINALIZED.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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PST® GENETIC TEST	Company
For Susceptibility to Periodontal Disease	logo

• Ordered By	• Patient Information	• Test Results

Dr. John Johnson	JOHN L. SMITH	NEGATIVE
Name of Practice	Gender: Male

The results of the PST Test indicate that your patient is NEGATIVE and does not have an increased risk for periodontal disease due to the genetic variations examined in this test. For detailed information about this report, read the information below.

100 Main Street	Date of Birth: 25-Mar-1956
Anytown, MA 0156

Sample ID: 06-00503	Date Collected: 01-Feb-2008
Sample Type: Buccal Swab	Date Received: 02-Feb-2008
Ordered By: Dr. John Johnson	Date Reported: 23-Feb-2008

•  Interpretation

This individual is PST-negative and therefore is not at increased risk for periodontal disease by overproduction of IL-1 in the presence of bacteria. This individual’s result does not rule out all risk for periodontal disease.

The PST composite genotype is based on the combination of the results for the IL-la and IL-1b genes. Any combination that includes the presence of a “T” in both IL1a (+4845) and IL1b (+3954) is defined as “PST-positive” and predisposes an individual to periodontal disease.

Most individuals who do not have major risk factors, including individuals who are PST-negative and who are non-smokers, should respond favorably to regular dental hygiene and maintenance care.

For PST-negative patients with periodontal disease who are smokers, more stringent supportive care and a smoking cessation program may be necessary to control disease.

The PST test assesses one of multiple risk factors that should be included in an overall evaluation of periodontal disease. Specific bacteria are associated with the initiation of the disease, and additional risk factors including genetic susceptibility, smoking, diabetes, and oral hygiene have an amplifying effect on disease progression.

•   Patient’s Genotype

DNA Variation Name:	IL-la (+4845)	IL1-b (+3954)
Genotype:	G/G	C/C

•   Questions?

For an explanation of the test results, please call 800 xxx-xxxx.

Director, DNA Laboratory

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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PST® GENETIC TEST	Company
For Susceptibility to Periodontal Disease	logo

• Ordered By	• Patient Information	• Test Results

Dr. John Johnson	JOHN L. SMITH	POSITIVE
Name of Practice	Gender: Male

The results of the PST test indicate that your patient is POSITIVE and has an increased risk for periodontal disease due to the genetic variations examined in this test. For detailed information about this report, read the information below.

100 Main Street	Date of Birth: 25-Mar-1956
Anytown, MA 0156

Sample ID: 06-00503	Date Collected: 01-Feb-2008
Sample Type: Buccal Swab	Date Received: 02-Feb-2008
Ordered By: Dr. John Johnson	Date Reported: 23-Feb-2008

•   Interpretation

This individual has the PST-positive genotype and is therefore at a 3-7-fold increased risk for severe periodontal disease.

The PST composite genotype is based on the combination of the results for the IL-la and IL-1b genes. Any combination that includes the presence of a “T” in both IL 1a (+4845) and IL 1b (+3954) is defined as “PST-positive” and predisposes an individual to more severe periodontal disease.

Prevalence of the PST-positive genotype ranges from 30-40% in populations of European descent. This frequency may be lower in other ethnic groups. It is important to note that whenever the PST-positive genotype is present, it is associated with an increased susceptibility to periodontal disease and overproduction of IL-1.

The PST test assesses one of several risk factors that should be included in an overall evaluation of periodontal disease. Specific bacteria are associated with the initiation of the disease, and additional risk factors including genetic susceptibility, smoking, diabetes, and oral hygiene have an amplifying effect on periodontal disease progression.

For PST-positive patients, stringent supportive care, aggressive treatment and maintenance (which may include medication) to control the bacterial challenge may be appropriate. This may involve more frequent dental recalls. For PST-positive patients who smoke, a smoking cessation program is recommended. PST testing should be considered for first degree relatives of individuals known to be PST-positive.

•   Patient’s Genotype

DNA Variation Name:	IL-la (+4845)	IL1-b (+3954)
Genotype:	G/T	C/T

•   Questions?

For an explanation of the test results, please call 800 xxx-xxxx.

Director, DNA Laboratory

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Exhibit C

Existing Licenses

Kimball Genetics, Inc.

101 University Boulevard

Suite 350

Denver, CO  80206

Hain LifeScience GmBH

Hardwiessenstrasse 1

D-72147 Nehren

GERMANY

LabOral International

Peppelkade 56

3992 AK Houten

Nederland

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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